================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       CATELLUS DEVELOPMENT CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                  [LOGO OF CATELLUS DEVELOPMENT CORPORATION]

                       CATELLUS DEVELOPMENT CORPORATION
                              201 MISSION STREET
                        SAN FRANCISCO, CALIFORNIA 94105

Dear Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders of Catellus Development Corporation which will be held at the Bank of America, Giannini Auditorium, 555 California Street, San Francisco, California on Thursday, May 29, 1997 at 10:00 A.M. (local time).

  At the Annual Meeting, stockholders will be asked to elect twelve directors. Information about this matter is contained in the attached Proxy Statement.

  The Company's management would greatly appreciate your attendance at the Annual Meeting. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS MOST IMPORTANT THAT YOUR SHARES BE REPRESENTED. Accordingly, please sign, date and return the enclosed proxy card which will indicate your vote upon the matters to be considered. If you do attend the meeting and desire to vote in person, you may do so by withdrawing your proxy at that time.

  I sincerely hope you will be able to attend the Annual Meeting and look forward to seeing you on May 29, 1997.

                                       Sincerely,


                                       /s/ Nelson C. Rising
                                       -------------------------------------
                                       Nelson C. Rising
                                       President and Chief Executive Officer

April 10, 1997

                       CATELLUS DEVELOPMENT CORPORATION
                              201 MISSION STREET
                        SAN FRANCISCO, CALIFORNIA 94105

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 MAY 29, 1997

  The Annual Meeting of Stockholders of Catellus Development Corporation (the "Company") will be held on Thursday, May 29, 1997 at 10:00 A.M. (local time) at the Bank of America, Giannini Auditorium, 555 California Street, San Francisco, California for the following purposes:

  (1) To elect twelve directors; and

  (2) To transact such other business as may properly come before the Annual Meeting.

  Only stockholders of record at the close of business on April 1, 1997 will be entitled to notice of, and to vote at, the Annual Meeting or at any adjournment thereof. Each stockholder, even though he or she may presently intend to attend the Annual Meeting, is requested to sign and date the enclosed proxy card and return it without delay in the enclosed postage-paid envelope. Any stockholder present at the Annual Meeting may withdraw his or her proxy card and vote in person on each matter properly brought before the Annual Meeting.

  Please sign, date, and mail the enclosed proxy card promptly in the enclosed envelope, so that your shares of stock may be represented at the meeting.


                                       By Order of the Board of Directors,

                                       /s/ Kathleen Smalley
                                       -----------------------------------
                                       Kathleen Smalley
                                       Secretary

April 10, 1997
San Francisco, California

                       CATELLUS DEVELOPMENT CORPORATION
                              201 MISSION STREET
                        SAN FRANCISCO, CALIFORNIA 94105

                                PROXY STATEMENT

                                    GENERAL

  This Proxy Statement is furnished to the stockholders of Catellus Development Corporation (the "Company") in connection with the solicitation of proxies for use at the Company's Annual Meeting of Stockholders to be held on Thursday, May 29, 1997, at 10:00 A.M. (local time) and at any adjournment thereof. The Annual Meeting of Stockholders will be held at the Bank of America, Giannini Auditorium, 555 California Street, San Francisco, California.

  This solicitation is being made on behalf of the Board of Directors of the Company, whose principal executive offices are located at 201 Mission Street, San Francisco, California 94105, telephone (415) 974-4500. This Proxy Statement, proxy card and Notice of Annual Meeting of Stockholders and the Company's 1996 Annual Report are being mailed to stockholders on or about April 10, 1997.

  The shares represented by any proxy in the enclosed form, if such proxy is properly executed and is received by the Company before or at the Annual Meeting, will be voted in accordance with the specifications made thereon. Proxies received by the Company on which no specification has been made by the stockholder will be voted in favor of the nominees to the Board of Directors listed in this Proxy Statement.

  Any stockholder may revoke his or her proxy at any time before it is voted at the Annual Meeting by giving written notice of such revocation to the Secretary of the Company at the address of the Company indicated above, which notice may be given by the filing of a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

  Stockholders of record at the close of business on April 1, 1997 are entitled to notice of and to vote at the Annual Meeting. On April 1, 1997 the issued and outstanding voting securities of the Company consisted of 89,545,468 shares of Common Stock, each of which is entitled to one vote with respect to the election of directors and on any other matters which may properly come before the Annual Meeting or any adjournment thereof.

  The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum for the transaction of any business at the Annual Meeting. Assuming the presence of a quorum, the election of directors will require the affirmative vote of a plurality of the votes cast in person or by proxy at the Annual Meeting.

  The inspector of elections appointed by the Company will count all votes cast in person or by proxy at the Annual Meeting. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be treated as votes cast for purposes of determining the approval of any matter submitted for a vote of the stockholders. If a broker or nominee indicates on its proxy that it does not have discretionary authority to vote on a particular matter as to certain shares, those shares will be counted for general quorum purposes but will not be considered as present and entitled to vote with respect to that matter.

  The cost of this proxy solicitation will be borne by the Company. Brokers and nominees should forward soliciting materials to the beneficial owners of the stock held of record by such persons. The Company will reimburse such persons for their reasonable forwarding expenses. In addition to the use of the mails, proxies may be solicited by directors, officers and regular employees of the Company, who will not receive additional compensation therefor, by personal contact or by telephone or other means of communication.

                             ELECTION OF DIRECTORS

  Twelve directors are to be elected to serve until the Company's next Annual Meeting of Stockholders and until their respective successors are elected and qualified. The following table presents information regarding each nominee to be presented by the Board of Directors for election as a director of the Company at the Annual Meeting. Each nominee has indicated his or her willingness to serve if elected, but if any nominee should become unable to serve, the proxies solicited hereby will be voted for the election of such other person or persons as the Board of Directors shall select. The information below concerning each nominee has been furnished to the Company by such nominee.

                      NOMINEES FOR ELECTION AS DIRECTORS

                                                                        YEAR
                                                                        FIRST
                                                                      ELECTED A
   NAME OF NOMINEE               BUSINESS EXPERIENCE              AGE DIRECTOR
   ---------------               -------------------              --- ---------
 Joseph F. Alibrandi Chairman since 1985, President from 1970     68    1989
                     to 1985 and from 1996 to present, and
                     Chief Executive Officer from 1974 to 1994
                     and from 1996 to present, of Whittaker
                     Corporation (a diversified company with
                     business activities in the aerospace and
                     communications field); and Chairman since
                     October 1991, and Chief Executive Officer
                     from October 1991 to October 1992, of
                     BioWhittaker, Inc. (a diversified company
                     with business activities in the
                     biotechnology field). Director of
                     Whittaker Corporation, BioWhittaker, Inc.,
                     Jacobs Engineering Group, Burlington
                     Northern Santa Fe Corporation, Bank of
                     America NT & SA, BankAmerica Corporation,
                     and NewMed Corporation.
 Daryl J. Carter     Co-Chairman of Carter Primo Chesterton,      41    1995
                     L.P. (a real estate investment management
                     company) since 1992. From 1990 to 1992,
                     President of Carter Property Company (a
                     real estate asset management company).
                     From 1985 to 1990, Vice President of
                     Westinghouse Credit Corporation (a real
                     estate investment company).
 Richard D. Farman   President and Chief Operating Officer of     61    --
                     Pacific Enterprises (a utility holding
                     company) since January 1995. From 1993 to
                     1995, Chief Executive Officer of Southern
                     California Gas Company (a natural gas
                     distribution utility) and President and
                     Chief Operating Officer of Pacific
                     Enterprises. From 1989 to 1993, Chairman
                     and Chief Executive Officer of Southern
                     California Gas Company.
 Christine Garvey    Executive Vice President, Corporate Real     51    1995
                     Estate, OREO Sales and Property Management
                     of Bank of America NT & SA since 1992.
                     Senior Vice President (OREO Division) of
                     Security Pacific National Bank from 1991
                     to 1992. Senior Vice President (Manager,
                     Corporate Real Estate Department) of Wells
                     Fargo Bank from 1986 to 1991.
 William M. Kahane   Managing Partner of Milestone Partners       48    --
                     Limited (an investment banking and
                     financial advisory company) and Chief
                     Investment Officer of Robert H. Burns
                     Holding Ltd. (a private investment
                     company) since 1992. Director (Advisory)
                     of Yue-Sai Kan Cosmetics. Director of
                     Robert H. Burns Holdings Ltd. and Robert
                     H. Burns Ventures Ltd.
 Donald J. McNamara  Founder and Chairman of The Hampstead        44    --
                     Group (an investment company) since 1988.
                     Chairman of Bristol Hotel Company and
                     Director of Felcor Suite Hotels and
                     Mountaisa Entertainment International,
                     Inc.
 Leslie D. Michelson Chairman of the Board of Directors and       46    --
                     Chief Executive Officer of Value Health
                     Sciences, Inc. (an applied health services
                     research firm) since 1992. Director of G&L
                     Realty, Inc.

                                                                        YEAR
                                                                        FIRST
                                                                      ELECTED A
     NAME OF NOMINEE               BUSINESS EXPERIENCE            AGE DIRECTOR
     ---------------               -------------------            --- ---------
 Nelson C. Rising        President and Chief Executive Officer    55    1994
                         of the Company since September 15,
                         1994. From 1984 to September 1994,
                         Senior Partner of Maguire Thomas
                         Partners, Inc. (a commercial real
                         estate developer).
 Joseph R. Seiger        Chairman of the Board of Directors of    54    1993
                         the Company since July 1994. Since
                         1973, President of Vintage Properties
                         (a residential and commercial real
                         estate developer).
 Jacqueline R. Slater    Managing Director, Chase Manhattan       44    1993
                         Bank and President, Chase Commercial
                         Mortgage Securities Corp since 1997.
                         From 1990 to 1997, Managing Director,
                         Portfolio Disposition, Structured
                         Finance, Commercial Mortgage and
                         Securitization of Chemical Bank Real
                         Estate Finance.
 Thomas M. Steinberg     President of Tisch Family Interests      40    1994
                         (manages and supervises various
                         investments for members of the
                         Laurence A. Tisch and Preston R. Tisch
                         families) since 1997; Managing
                         Director of Tisch Family Interests
                         from 1991 until 1997.
 Beverly Benedict Thomas Vice-President of UT Strategies Inc.     54    1995
                         (a public affairs firm). From 1991 to
                         1995, Assistant Treasurer of State of
                         California. From 1984 to 1991, Partner
                         of Unger Thomas (a development
                         consulting firm).

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED ABOVE. PROXIES RECEIVED BY THE COMPANY WILL BE SO VOTED UNLESS A CONTRARY CHOICE IS INDICATED.

ARRANGEMENTS REGARDING NOMINEES

  Under the terms of Mr. Rising's employment agreement with the Company, the Board of Directors is required, through December 31, 2000, to use its best efforts to cause Mr. Rising to continue to be elected as a member of the Board of Directors. See "EMPLOYMENT AGREEMENTS--Agreement with Mr. Rising."

  In 1996, the Board of Directors of the Company determined that three new directors should be added to the Board and be nominated for election by stockholders at the 1997 Annual Meeting of Stockholders. One director would fill a vacancy created by a resignation which occurred in the early fall of 1996, and two directors would represent additions to the Board, thereby expanding the size of the Board from nine to eleven.

  The Board appointed a Special Committee, consisting of two directors, Joseph
R. Seiger and Beverly B. Thomas, to manage the recruitment process once the candidates were identified. The Board and the Special Committee conferred with a number of parties, including representatives of California Public Employees Retirement System ("CalPERS"), a holder of more than 40% of the equity of the Company, concerning the process of selection of nominees. A number of the suggestions of CalPERS as to the process and identification of candidates were ultimately adopted by the Special Committee after its own investigations were complete.

  Lamalie Amrop International, a firm specializing in the recruitment of officers and directors, was retained by the Nominating Committee (the "Committee") of the Board to assist the Committee in the selection process. The firm provided a list of prospective directors to the Committee. The Committee reviewed the list, added and deleted candidates, and identified thirteen candidates for consideration. Two candidates were unable to serve or to participate in the selection process.

  The remaining eleven candidates were then each invited to meet with the Special Committee. In addition, David Gilbert, Senior Real Estate Investment Officer of CalPERS, was invited to join the meetings. The candidates were also invited to meet separately with the Company's Chief Executive Officer, Mr. Rising. In the course of the meetings, the participants decided to recommend the selection of four, rather than three, new directors.

  After the meetings were concluded and after discussions with Mr. Rising and representatives of CalPERS, the Special Committee made a recommendation to the Nominating Committee, which accepted the recommendation and, in turn, made a recommendation to the Board of Directors with respect to which candidates should be nominated, and those recommendations were accepted. As a result, Messrs. Farman, Kahane, McNamara, and Michelson, along with eight incumbent directors, have been nominated for stockholder consideration at the annual meeting.

DIRECTORS' COMPENSATION

  Directors who are not employees of the Company receive an annual retainer fee of $30,000, a fee of $1,250 for each meeting of the Board of Directors attended and a fee of $1,000 for each Board committee meeting attended. The chair of each committee receives an annual fee of $3,000. Directors are also reimbursed for their out-of-pocket expenses for each Board or committee meeting attended.

  Pursuant to the Company's Amended and Restated Executive Stock Option Plan (the "Executive Stock Option Plan"), each of the current non-employee directors received an option to purchase 5,000 shares of Common Stock upon his or her initial appointment or election to the Board of Directors. Each such option is exercisable in installments on a cumulative basis at a rate of 20% each year, commencing on the first anniversary of the date of grant and expires on the tenth anniversary of the date of grant. Each such option has an exercise price of 127.63% of the Fair Market Value (as defined in the Executive Stock Option Plan) of the Common Stock on the grant date, which increases by 5%, compounded annually, on each anniversary of the date of grant, commencing on the sixth anniversary of the grant date.

  Pursuant to the 1996 Plan, each non-employee director who is first elected or appointed to the Board of Directors after the 1996 Annual Meeting of Stockholders received an option to purchase 5,000 shares of Common Stock upon his or her election or appointment. In addition, promptly following the date of each Annual Meeting of Stockholders, each non-employee director elected by the stockholders will receive an automatic grant of an option to purchase 5,000 shares of Common Stock; provided, however, that no non-employee director will receive more than one such automatic grant in any calendar year. Each such option has an exercise price of 100% of the Fair Market Value (as defined in the 1996 Plan) of the Common Stock on the grant date and expires on the tenth anniversary of the date of grant. Each such option becomes exercisable in accordance with a schedule based upon the achievement of certain price levels for the Common Stock as follows: if the average price of the Common Stock (calculated on an average price basis over 30 consecutive trading days) is (a) 125% or more of the exercise price, then the option shall be exercisable as to 25% of the option shares; (b) 150% or more of the exercise price, 50% of such shares; (c) 175% or more of the exercise price, 75% of such shares; and (d) 200% or more of the exercise price, 100% of such shares. Notwithstanding the foregoing, each such option will vest on the eighth anniversary of the grant date as to the entire number of shares without regard to the price of the Common Stock.

  Mr. Seiger serves as Chairman of the Board. In addition to the annual retainer fee and meeting fees described above, during 1996 Mr. Seiger chose to receive an option to purchase 47,319 shares of Common Stock pursuant to the Executive Stock Option Plan in lieu of cash compensation for serving as Chairman of the Board. The option has a term of ten years and an exercise price equal to $5.875, the Fair Market Value (as defined in the Executive Stock Option Plan) on the date of grant. The option becomes exercisable in accordance with a schedule based upon the achievement of certain price levels for the Common Stock (the "Initial Pricing Schedule"), limited by the expiration of various time periods. The Initial Pricing Schedule operates as follows: if the average price of the Common Stock (calculated on an average price basis over 30 consecutive trading days) is (a) $8.50 or more, then the option will be exercisable as to 25% of the option shares; (b) $10.50 or more, 50% of such shares; (c) $12.50 or more, 75% of such shares; and (d) $15.00 or more, 100% of such shares. No portion of the option may vest before to January 1, 1997. Assuming the conditions of the Initial Pricing Schedule are met, one-fourth of the option will vest on January 1, 1997, an additional one-fourth of the option will vest on

January 1, 1998, an additional one-fourth of the option will vest on January 1, 1999 and the entire option will vest on January 1, 2000. Notwithstanding the foregoing, the option will vest on January 1, 2004 as to the entire number of shares without reference to the Initial Pricing Schedule. The option is subject to accelerated vesting in the event of Mr. Seiger's termination of service as a director in certain circumstances, including a "change of control." For purposes of the award agreement, "change of control" has the same meaning as in Mr. Rising's amended and restated employment agreement. For a description of the definition of "change of control," see "EMPLOYMENT AGREEMENTS--Agreement with Mr. Rising." During 1997, Mr. Seiger will receive compensation at the annual rate of $50,000 for serving as Chairman of the Board.

BOARD OF DIRECTORS MEETINGS

  The Board of Directors held six meetings during the Company's last full fiscal year. In 1996, each director attended at least 75% of the aggregate number of meetings of the Board and of each committee of which such director was a member.

BOARD COMMITTEES

  The Board of Directors has established an Audit Committee, a Compensation and Benefits Committee (the "Compensation Committee"), a Finance Committee, and a Nominating Committee. No member of these Committees, other than the Finance Committee, may be an employee of the Company.

  The Audit Committee is presently composed of Ms. Garvey and Messrs. Alibrandi, Carter, and Seiger. The functions of the Audit Committee are to recommend to the Board the independent public accountants to be engaged by the Company, and to review the Company's general policies and procedures with respect to audits, accounting and financial controls, the scope and results of the auditing engagement, and the extent to which the Company has implemented changes suggested by the independent public accountants. The Audit Committee met four times in 1996. The Audit Committee is chaired by Ms. Garvey.

  The Compensation Committee is presently composed of Messrs. Alibrandi and Carter and Mmes. Slater and Garvey. The functions of the Compensation Committee are to make recommendations to the Board with respect to compensation of officers of the Company who are also members of the Board (the Board has the sole power to set compensation levels for such officers), to approve the compensation of executives reporting directly to the Chief Executive Officer, to exercise general review authority over compensation levels of all other corporate officers and key management personnel, to review, approve and recommend to the Board the terms and conditions of proposed incentive bonus plans applicable to such persons, to review annually compensation practices and salary administration procedures and generally to review and approve changes in existing employee benefit programs and adopt new programs. The Compensation Committee met eight times in 1996. The Compensation Committee is chaired by Mr. Alibrandi.

  The Finance Committee is presently composed of Messrs. Rising and Steinberg and Mmes. Garvey, Slater and Thomas. The function of the Finance Committee is to review financing arrangements and related matters that must be considered between regularly scheduled Board meetings. The Finance Committee met two times in 1996. The Finance Committee is chaired by Ms. Slater.

  The Nominating Committee is presently composed of Mmes. Slater and Thomas and Messrs. Alibrandi and Steinberg. The function of the Nominating Committee is to nominate persons for election or re-election to the Board. The Nominating Committee met seven times in 1996. The Nominating Committee is chaired by Ms. Thomas.

  The Nominating Committee will consider stockholder suggestions of persons to be considered as nominees to fill future vacancies on the Board. Such suggestions should be sent in writing to the Secretary at the Company's address and must be accompanied by detailed biographical and occupational data on the prospective nominee, along with the written consent of the prospective nominee for consideration of his or her name by the Nominating Committee.

            SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth, as of March 31, 1997, information with respect to the number of outstanding shares of Common Stock of the Company beneficially owned by each director of the Company, each nominee for director, each of the named executive officers and all directors and executive officers of the Company as a group. Unless otherwise indicated, and except as such powers may be shared with their spouses under applicable law, the persons indicated below have sole voting power and investment power with respect to the shares of Common Stock shown as beneficially owned by them.

                                                                         (C)
                                               (A)                    NUMBER OF
                                            NUMBER OF                 SHARES OF
                                            SHARES OF               COMMON STOCK
                                              COMMON         (B)     UNDERLYING
                                              STOCK        PERCENT  UNEXERCISABLE
                                           BENEFICIALLY       OF     OPTIONS AND
                                            OWNED (1)      CLASS(2)  RIGHTS (3)
BENEFICIAL OWNER                           ------------    -------- -------------
Directors and Nominees
Joseph F. Alibrandi.......................      7,884(4)      (5)         2,500
Daryl J. Carter...........................      4,500(6)      (5)         5,500
Richard D. Farman.........................          0(7)       0              0
Christine Garvey..........................      4,500(6)      (5)         5,500
William M. Kahane.........................          0(7)       0              0
Donald J. McNamara........................          0(7)       0              0
Leslie D. Michelson.......................          0(7)       0              0
Nelson C. Rising..........................    546,763(8)      (5)     1,458,334
Joseph R. Seiger..........................    118,329(9)      (5)        38,990
Jacqueline R. Slater......................      6,900(10)     (5)         3,500
Thomas M. Steinberg.......................     34,915(11)     (5)         3,500
Beverly Benedict Thomas...................      3,500(12)     (5)         6,500
Named Current Executive Officers
Stephen P. Wallace........................    154,858(13)     (5)       847,500
Timothy J. Beaudin........................    108,532(14)     (5)       395,834
Ira Yellin................................     75,000(15)     (5)       325,000
David Friedman............................     25,000(16)     (5)       275,000
All current Directors and Executive
 Officers as a group (16 persons).........  1,256,557(17)     (5)     3,553,564

--------
(1) Reflects shares of Common Stock with respect to which the named individuals or members of the specified group are deemed to be the beneficial owners as of the date indicated under rules promulgated by the Securities and Exchange Commission ("SEC").
(2) Beneficial and percentage ownership are determined in accordance with applicable SEC rules and do not take into account shares of Common Stock reported in column (c) above.
(3) Reflects shares of Common Stock with respect to which the rights of the named individuals or members of the specified group to acquire beneficial ownership (i.e., through the exercise of an option or other right, the conversion of a security, the revocation or termination of a trust, or otherwise) first arise more than sixty days after March 31, 1997. Except as otherwise noted, column (c) reflects shares of Common Stock that may be acquired upon the exercise of stock options granted pursuant to the Executive Stock Option Plan or the 1996 Plan.
(4) Includes (i) 384 shares of Common Stock beneficially owned by Mr. Alibrandi, (ii) 5,000 shares of Common Stock which may be acquired upon the exercise of options granted to non-employee directors in February 1992 pursuant to the Executive Stock Option Plan, and (iii) 2,500 shares of Common Stock which may be acquired upon the exercise of options granted to non-employee directors in May 1996 pursuant to the 1996 Plan.
(5) Each person or group of persons has beneficial ownership of less than 1% of the outstanding Common Stock.

(6) Includes (i) 2,000 shares of Common Stock which may be acquired upon exercise of options granted to non-employee directors in March 1995 pursuant to the Executive Stock Option Plan and (ii) 2,500 shares of Common Stock which may be acquired upon exercise of options granted to non-employee directors in May 1996 pursuant to the 1996 Plan.

(7) The four new nominees for director were notified of their respective nominations in late March 1997 and therefore did not have an opportunity to purchase shares of Common Stock. Assuming, however, that each of the new nominees is elected as a director on May 29, 1997, at that time, each such new director will receive an option grant covering 5,000 shares of Common Stock.

(8) Includes (i) 466,666 shares of Common Stock and 75,000 shares of Common Stock that may be acquired upon exercise of options granted in 1994 and 1995, respectively, pursuant to the Executive Stock Option Plan and (ii) 5,097 shares of Common Stock held for the benefit of Mr. Rising by the Trustee of the Profit Sharing & Savings Plan and Trust.

(9) Includes (i) 4,000 shares of Common Stock which may be acquired upon exercise of options granted to non-employee directors in February 1993 pursuant to the Executive Stock Option Plan, (ii) 2,500 shares of Common Stock which may be acquired upon exercise of options granted to non-employee directors in May 1996 pursuant to the 1996 Plan, (iii) 100,000 shares of Common Stock which may be acquired upon exercise of options granted in July 1994 and (iv) 11,829 shares of Common Stock which may be acquired upon exercise of options granted in January 1996 under the Executive Stock Option Plan.

(10) Includes (i) 5,650 shares of Common Stock beneficially owned by Ms. Slater and (ii) 1,250 shares of Common Stock which may be acquired upon the exercise of options granted to non-employee directors and in May 1996 pursuant to the 1996 Plan.

(11) Includes (i) 2,272 shares of Common Stock beneficially owned by Mr. Steinberg, (ii) 3,901 shares of Common Stock held by and for a charitable remainder unitrust of which Mr. Steinberg is the trustee, (iii) 1,754 shares of Common Stock held in a joint account by Mr. Steinberg, (iv) 2,726 shares of Common Stock issuable upon conversion of 494 shares of the Company's Series A Cumulative Convertible Preferred Stock ("Series A Preferred Stock") beneficially owned by Mr. Steinberg, (v) 13,554 shares of Common Stock issuable upon conversion of 2,456 shares of Series A Preferred Stock held by and for a charitable remainder unitrust of which Mr. Steinberg is the trustee, (vi) 6,208 shares of Common Stock issuable upon conversion of 1,125 shares of Series A Preferred Stock held in a joint account by Mr. Steinberg, (vii) 2,000 shares of Common Stock which may be acquired upon the exercise of options granted to non-employee directors in June 1994 pursuant to the Executive Stock Option Plan, and
     (viii) 2,500 shares of Common Stock which may be acquired upon the exercise of options granted to non-employee directors in May 1996 pursuant to the 1996 Plan. Mr. Steinberg disclaims beneficial ownership of the 3,901 shares of Common Stock held by the trust, the 1,754 shares of Common Stock held in the joint account, the 2,456 shares of Series A Preferred Stock held by the trust and the 1,125 shares of Series A Preferred Stock held in the joint account.

(12) Includes (i) 1,000 shares of Common Stock which may be acquired upon the exercise of options granted to non-employee directors in May 1995 pursuant to the Executive Stock Option Plan and (ii) 2,500 shares of Common Stock which may be acquired upon the exercise of options granted to non-employee directors in May 1996 pursuant to the 1996 Plan, respectively.

(13) Includes (i) 110,000 shares of Common Stock and 42,500 shares of Common Stock which may be acquired upon exercise of options granted in 1995 and 1996, respectively, pursuant to the Executive Stock Option Plan and (ii) 2,358 shares of Common Stock held for the benefit of Mr. Wallace by the Trustee of the Profit Sharing & Savings Plan and Trust.

(14) Includes (i) 66,666 shares of Common Stock and 37,500 shares of Common Stock which may be acquired upon exercise of options granted in 1995 and 1996, respectively, pursuant to the Executive Stock Option Plan and (ii) 4,366 shares of Common Stock held for the benefit of Mr. Beaudin by the Trustee of the Profit Sharing & Savings Plan and Trust.

(15) Includes 75,000 shares of Common Stock which may be acquired upon the exercise of options granted in 1996 pursuant to the Executive Stock Option Plan.

(16) Includes 25,000 shares of Common Stock which may be acquired upon the exercise of options granted in 1996 pursuant to the Executive Stock Option Plan.

(17) Includes 1,213,937 shares of Common Stock which may be acquired upon the exercise of options granted in 1991, 1992, 1994, 1995 and 1996 pursuant to the Executive Stock Option Plan and the 1996 Plan and 11,821 shares of Common Stock held by the Trustee of the Profit Sharing & Savings Plan and Trust.


  Except as described below, as of March 31, 1997, no director or executive officer of the Company beneficially owned shares of the Company's Series A Preferred Stock or Series B Preferred Stock. As of March 31, 1997, Mr. Steinberg beneficially owned 4,075 shares (representing less than 1% of the outstanding shares) of the Series A Preferred Stock. As set forth above, Mr. Steinberg has sole voting and investment power with respect to 494 of the shares, holds 1,125 of the shares in a joint account and acts as trustee for the benefit of a charitable remainder unitrust with respect to 2,456 of the shares. Mr. Steinberg disclaims beneficial ownership of the 2,456 shares held by the trust and the 1,125 shares held in the joint account.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following is the only person or entity known to the Company to be the beneficial owner of more than 5% of the Common Stock. All information presented is as of March 31, 1997.

                                                      SHARES OF
                                                        COMMON
                                                        STOCK
                                                     BENEFICIALLY   PERCENT OF
                  NAME AND ADDRESS                     OWNED(1)      CLASS(1)
                  ----------------                   ------------   ----------
California Public Employees' Retirement System .....  37,757,250(2)   41.89%(2)
 Lincoln Plaza, 400 P Street
 Sacramento, California 95814

--------
(1) Beneficial and percentage ownership are determined in accordance with applicable SEC rules.
(2) Includes 614,474 shares of Common Stock issuable to CalPERS upon conversion of 111,344 shares of the Company's Series A Preferred Stock. The Series A Preferred Stock is convertible at any time at a conversion price of $9.06 per share of Common Stock.

REGISTRATION RIGHTS AGREEMENT

  The Company, the predecessor in interest of CalPERS, and other parties who no longer own Registrable Securities (as defined below), were parties to a Registration Rights Agreement (as amended, the "Registration Rights Agreement"). CalPERS and the Company executed a letter agreement dated November 14, 1995, which confirmed that CalPERS is the owner of the Registrable Securities and is entitled to the benefits of the Registration Rights Agreement. The Registration Rights Agreement generally permits CalPERS to require the Company to file a registration statement under the Securities Act, at the Company's expense, covering not less than 20% of the Registrable Securities of CalPERS (or a lesser percentage if the aggregate offering price after subtraction of underwriting discounts and commissions would exceed $40 million).

  CalPERS may demand four such registrations, subject to certain volume limitations. In addition, if at any time the Company proposes to register any Common Stock or other Company securities under the Securities Act in connection with a public offering of such securities solely for cash, CalPERS has the right to request that any of its Registrable Securities be included in such registration statement, subject to certain volume limitations.

  The term "Registrable Securities" includes shares of Common Stock issued to the predecessor in interest of CalPERS in December 1989. The term also includes the Common Stock issued upon conversion of a debenture formerly held by the predecessor in interest of CalPERS, any Common Stock issued as a dividend or other distribution in connection with the foregoing holdings of Common Stock, and any other shares purchased by CalPERS (including shares of the Company's Series A Preferred Stock (and shares of the Common Stock issued upon conversion thereof), but excluding shares of any class of capital stock purchased pursuant to a private placement (or acquired upon conversion) if that class of stock is not publicly traded at the time registration is requested). Shares of Common Stock cease to be classified as Registrable Securities once such shares have been registered under the Securities Act, distributed pursuant to Rule 144, or otherwise transferred without restriction upon subsequent transfer, or if such shares cease to be outstanding.

                  COMPENSATION AND BENEFITS COMMITTEE REPORT
                          ON EXECUTIVE COMPENSATION*

  The Compensation and Benefits Committee of the Board of Directors (the "Committee") has general review authority over compensation levels of all corporate officers and key management personnel, oversees benefit and compensation programs, and, from time to time, considers and recommends new programs to the Board.

  The Committee is responsible for reviewing the performance of, and recommending to the Board of Directors (the "Board") the compensation of, Mr. Nelson C. Rising, the Company's Chief Executive Officer, who is the only Company officer who is also a member of the Board. The Board has the final authority to set Mr. Rising's compensation.

  The Committee also reviews the individual performance level for the other senior executives whose compensation is detailed in this Proxy Statement and takes into account the observations and evaluations presented by Mr. Rising. The Committee has final authority to approve or modify the recommendations by Mr. Rising for salary adjustments and incentive compensation for these senior executives.

  The Committee is composed of the four non-employee directors whose names appear at the end of this report. The Committee has retained Towers Perrin, an independent compensation consulting firm, to review senior executive compensation for the Company in the context of compensation practices of comparable publicly traded and private companies in the real estate industry. In addition, the Committee has reviewed published compensation studies for real estate executives below the senior executive level.

  The Committee believes that the Company's executive compensation program has been a significant influence on improving stockholder returns because it is demanding and is aligned with stockholder interests.

  Set forth below is a report of the Committee addressing the Company's compensation policies for 1996 as they affected Messrs. Rising, Wallace, Beaudin, Yellin and Friedman, the five executive officers (the "Named Executives") who for 1996 were the Company's five most highly paid executive officers.

OVERALL POLICY

  The key elements of the Company's senior executive compensation program consist of base salary, cash bonuses and a long-term incentive opportunity. The program is intended to enable the Company to attract, motivate, and retain senior executives, by providing a fully competitive total compensation package based on both individual and corporate performance, taking into account both annual and long-term performance goals, and recognizing individual initiative and achievements. In the view of the Committee, the program fully satisfied those goals in 1996.

  The program employs cash incentives based upon performance and stock options with both time- and price-vesting provisions. The Committee endorses the view that performance-based annual cash compensation and stock-based long-term incentives aid in aligning management's and stockholders' interests and enhance value to stockholders. Accordingly, these elements play an important role in the total compensation packages for the Company's executive officers.

--------
  * The Compensation and Benefits Committee Report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filings of the Company pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein, and shall not be deemed soliciting material or otherwise deemed filed under either of such Acts.

ANNUAL COMPENSATION PROGRAM

  Annual total cash compensation for senior executives consists of base salary and an incentive plan of cash bonuses.

  Base salaries for executive officers are determined by evaluating the responsibilities associated with the position held and the experience of the individual, and by reference to the competitive marketplace for executives, including a comparison to base salaries for comparable positions at other real estate companies.

  In the main, base salaries for Company's senior executives are set below the 50th percentile of the comparator group identified by Towers Perrin of companies in the same industry. It is the intent of the Company's compensation plan to provided a significant portion of the senior executive's compensation in the form of cash bonuses and stock options to place a large portion of their compensation "at risk." Such compensation programs, in the view of the Committee, have provided and continue to provide excellent incentives to senior executives and align the interests of management with the interests of stockholders.

  The Senior Executive Compensation Plan for 1996 permits a payment of up to 200% of the base compensation of senior executives. The amount of the bonus awards are determined by evaluating the performance of the senior executive as compared against predetermined goals and objectives. Some of the goals are judged by objective standards, and some can be achieved based upon the successful completion of goals which require subjective evaluation. To achieve the maximum bonus potential the senior executive must achieve objective goals, the accomplishment of which shall lead to results in excess of expected performance and add tangible value to the Company beyond that anticipated in the Company's 1996 Business Plan.

  For 1996, Mr. Rising received $735,000, the maximum annual bonus award under the Bonus Program, or 200% of his annual base salary. The bonus award to Mr. Rising for 1996 was made in recognition of the extraordinary quality and results of the major restructuring of the Company's operation, including the following: the reorganization of the Company's operations, including the recruitment of a new team of senior executives; the creation and successful implementation of a program to dispose of non-strategic land assets; the turnaround in operating results; strengthening of the Company's financial position; an increase in development activity, including the re-entitlement of several significant assets; and representation of the Company to the investment community.

LONG-TERM INCENTIVE PROGRAM

  The long-term incentive program for the senior executives consists solely of the use of stock options. All of the senior executives participate in the long-term program and received stock options in 1996. The primary purpose of the program is to offer an incentive for the improvement of the long-term performance of the Company and promote growth in stockholder value.

  The Committee has concluded that the "front-loading" of stock options to senior executives with both time- and price-vesting features aligns management's interests with those of stockholders.

  Options may be granted under the stock option program to senior executives of the Company at the discretion of the Committee. The exercise price for all option shares granted to senior executives is the fair market value on the date of the grant. (Under the option program, fair market value is deemed to be the average of the closing prices of the Common Stock for the five trading days immediately preceding the applicable date of grant.)

  Each of the stock options granted to senior executives in December 1996 has an exercise price of $10.075 per share and becomes exercisable only upon (1) the achievement of a schedule of certain escalating stock price levels for the Common Stock (the "Price-Vesting Schedule") and (2) the expiration of various time periods.

  The Price-Vesting Schedule operates in the following manner: if the average price of the Common Stock (calculated over 30 consecutive trading days) is (a) $12.09 or more, then the option shall be exercisable, subject also to time-period vesting, as to one-fourth of the option shares; (b) $14.51 or more, subject also to time-period vesting, as to an additional one-fourth;
(c) $17.41 or more, subject also to time-period vesting, as to an additional one-fourth of such shares; and (d) $20.89 or more, subject also to time-period vesting, as to the remainder of the option shares. Thus the Price-Vesting Schedule requires for full vesting more than a doubling of the market value of the stock from the time of grant. Earlier 1996 grants had different exercise prices but had a similarly structured price-vesting schedule.

  Notwithstanding the fulfillment of the conditions of the Price-Vesting Schedule, however, no portion of the option may vest before December 3, 1997. Thereafter, assuming conditions of the Price-Vesting Schedule are met with respect to that fraction of the options, one-fourth of the option shares shall vest on December 3, 1997; an additional one-fourth on December 3, 1998; an additional one-fourth on December 3, 1999; and the last one-fourth of the option shares on December 3, 2000. Even if the Price-Vesting Schedule vesting conditions have not been fulfilled, in any event, the entire number of option shares will vest on December 3, 2004 if the senior executive is still an employee of the Company at that time.

  All of the senior executive officers named in the Summary Compensation Table received stock option grants in December 1996 under this plan as follows:
Nelson C. Rising, 1,000,000 shares; Stephen P. Wallace, 500,000 shares; Ira Yellin, 100,000 shares; Timothy Beaudin, 250,000 shares; and David Friedman, 200,000 shares. In addition, pursuant to the terms of his employment agreement with the Company, Mr. Rising received an option grant under the Executive Stock Option Plan in July 1994 as part of his compensation for 1994. He also received options in 1995 (See "EMPLOYMENT AGREEMENTS--Agreement with Mr. Rising" and "COMPENSATION OF EXECUTIVE OFFICERS"). The other senior executive officers received earlier grants as well (see "EMPLOYMENT AGREEMENTS-- Agreement with Mr. Wallace", "EMPLOYMENT AGREEMENTS--Agreement with Mr. Beaudin", "EMPLOYMENT AGREEMENTS--Agreement with Mr. Yellin", "EMPLOYMENT AGREEMENTS--Agreement with Dr. Friedman" and "COMPENSATION OF EXECUTIVE OFFICERS").

TAX MATTERS

  The Code limits the deductibility for federal income tax purposes of certain compensation paid to "covered employees," which term ordinarily includes at least the Chief Executive Officer and the four other most highly compensated officers of the Company, as of the end of a performance year. The Company intends to take the necessary steps to conform its compensation to comply with the limitations or, if this is not feasible in any given circumstance, to mitigate the negative impact of this Code provision on stockholders.

                       Joseph F. Alibrandi, Chair  Christine Garvey
                       Daryl J. Carter             Jacqueline R. Slater

                             EMPLOYMENT AGREEMENTS

AGREEMENT WITH MR. RISING

  The Company and Mr. Rising entered into an Amended and Restated Employment Agreement (the "Rising Agreement") dated as of November 29, 1995, pursuant to which Mr. Rising extended his agreement to serve as President and Chief Executive Officer of the Company through December 31, 2000. The Rising Agreement supersedes the Employment Agreement dated July 27, 1994 between Mr. Rising and the Company. The Rising Agreement requires the Board of Directors, through December 31, 2000, to use its best efforts to cause Mr. Rising to be elected as a member of the Board of Directors.

  The Rising Agreement provides for a minimum base salary of $350,000 per year, to be increased by 5% in 1996 and by an additional 5% each year thereafter (compounded annually), as well as an annual maximum bonus of 200% of his then salary. Mr. Rising is also entitled under the Rising Agreement to receive four weeks of paid vacation each year and payment of life insurance premiums. In addition, Mr. Rising will receive employment benefits (including but not limited to pension, medical insurance and disability benefits) and perquisites on terms no less favorable than those made available by the Company from time to time to other members of the Company's senior management.

  The Rising Agreement provides for the grant to Mr. Rising of an option to purchase 300,000 shares of Common Stock (the "1995 Grant") pursuant to the Executive Stock Option Plan (in addition to the options covering 700,000 shares previously granted to Mr. Rising in 1994) on terms and conditions specified in the Rising Agreement. The Rising Agreement also provides for the amendment of the terms of Mr. Rising's existing options to purchase an aggregate of 700,000 shares of Common Stock on terms and conditions specified in the Rising Agreement. The Company and Mr. Rising entered into amended and restated award agreements, each dated March 22, 1996, which modify the terms and conditions of such options.

  The Rising Agreement expires on December 31, 2000 (the "Expiration Date") unless earlier terminated as described below. The Company may unilaterally elect to terminate the Rising Agreement before that date, without financial obligations to Mr. Rising, only on account of Mr. Rising's death, "permanent disability" (as defined in the Rising Agreement) or otherwise for "cause" (as defined in the Rising Agreement). Mr. Rising may elect to terminate the Rising Agreement upon 30 days advance written notice to the Company. In the event of any termination of Mr. Rising's employment before the Expiration Date, Mr. Rising is entitled to receive his salary through the date of termination, an amount in respect of any unused vacation days (as determined in accordance with effective Company policy) and any other amounts or benefits payable under the Company's employee benefit plans. In all cases, other than a termination for cause or on account of Mr. Rising's resignation, Mr. Rising is also entitled to receive a pro rata share of his target bonus payment for the year in which the termination occurs. If the Company terminates Mr. Rising's employment without cause, or if Mr. Rising is "constructively discharged" (defined in the Rising Agreement to include (among other things) the assignment of duties inconsistent with the position of President and Chief Executive Officer, the failure to be elected to such offices or as a member of the Board of Directors, a reduction in salary or bonus potential or certain geographic relocations), then in addition to the amounts described above, Mr. Rising will also be entitled to receive an amount equal to the product obtained by multiplying the average of Mr. Rising's annual salary and annual bonus for the prior two years times two and his stock option will become immediately exercisable in full.

  If Mr. Rising is constructively discharged or terminated without cause within 12 months after the occurrence of a "change of control" of the Company, then in lieu of the benefits described above, Mr. Rising shall be entitled to receive a lump sum payment in an amount which is equal to three times the "base amount" as such term is defined in Section 280G of the Code (subject to certain limitations contained in such section). In addition, the stock options granted to Mr. Rising shall become immediately exercisable in full. For purposes of the Rising Agreement, a "change of control" is defined generally to include the following: (i) certain acquisitions of 25% or more of the combined voting power of the then outstanding shares of Common Stock and any other securities of the Company entitled to vote generally in the election of directors, or (ii) the failure of persons currently serving on the Board of Directors, together with persons nominated by at least a majority vote of the continuing directors, to constitute at least a majority of the Board, or (iii) approval by the Company's stockholders of any reorganization, merger or consolidation of the Company in which the beneficial owners of the Common Stock and other voting securities of the Company immediately before the transaction fail to own beneficially at least 50% of the combined voting power of all securities entitled to vote generally in the election of directors following any such transaction, or (iv) approval by the Company's stockholders of any complete liquidation or dissolution of the Company, or of any sale or other disposition of all or substantially all of the Company's assets.

AGREEMENT WITH MR. WALLACE

  The Company and Mr. Wallace entered into an Employment Agreement dated as of July 24, 1995, as amended by a Letter Agreement between the Company and Mr. Wallace dated as of November 16, 1996, pursuant to which Mr. Wallace serves as Senior Vice President and Chief Financial Officer of the Company. The Employment Agreement provides for a minimum base salary of $285,000 for fiscal year 1995, subject to annual review, as well as an annual target bonus of between 30% and 60% of base salary. Effective 1996, the Compensation Committee increased the maximum annual cash bonus awards for which executives (including Mr. Wallace) may be eligible under the Bonus Program to up to 200% of an individual's base salary. See "COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION." The Letter Agreement amended the bonus section of the Employment Agreement to reflect this increase. The Company agreed to pay up to $10,000 of legal fees incurred by Mr. Wallace in connection with the negotiation and preparation of his Employment Agreement. The Employment Agreement provides that Mr. Wallace will receive employment benefits (including but not limited to pension, medical insurance and disability benefits) and perquisites appropriate for executives with comparable duties. Mr. Wallace is also entitled under the Employment Agreement to receive three weeks of paid vacation each year, provided that for the period from July 21, 1995 through June 30, 1996, Mr. Wallace is entitled to five weeks of paid vacation. The Employment Agreement also provides for the grant to Mr. Wallace of an option to purchase 330,000 shares of Common Stock pursuant to the Executive Stock Option Plan on terms and conditions specified in the Employment Agreement. On March 22, 1996, the Company and Mr. Wallace entered into an amended and restated award agreement which modifies the vesting features of these options.

  The Employment Agreement, as amended, expires on December 31, 2000 unless earlier terminated as described below; provided, however, that unless the Company gives notice of termination to Mr. Wallace by June 30, 1997, the term of the Employment Agreement shall automatically extend for an additional 12 months. The Company may unilaterally elect to terminate the Employment Agreement before that date only on account of Mr. Wallace's death, "disability" (as defined in the Employment Agreement) or otherwise for "cause" (as defined in the Employment Agreement); provided that before terminating Mr. Wallace for "cause" the Company must provide Mr. Wallace with a notice of the proposed termination, including a written explanation of the grounds, an opportunity to confer with the Chief Executive Officer of the Company and 60 days after receipt of such notice to cure any alleged non-performance of his duties. If the Company terminates Mr. Wallace's employment without cause or if Mr. Wallace terminates his employment with the Company for "good reason" (as defined in the Employment Agreement), he is entitled to receive benefits equal to (a) unpaid accrued salary as of the date of termination, (b) the number of full months remaining in the Employment Agreement, but not to exceed 24, multiplied by Mr. Wallace's average monthly base salary (determined without regard to amounts payable under any bonus program or other forms of extraordinary compensation) for the immediately proceeding 2-year period or, if Mr. Wallace has not served the Company for 24 months, then the average monthly base salary (determined without regard to amounts payable under any bonus program or other forms of extraordinary compensation) for such shorter period, (c) the number of full or partial months remaining in the period commencing on the first day following the most recent period in respect of which the base bonus has been paid and ending on December 31, 2000, but not to exceed 24, multiplied by the average monthly base bonus and additional bonus for the immediately proceeding two year period or, if Mr. Wallace has not served the Company for 24 months, then the average monthly base bonus and additional bonus for such shorter period, and (d) unpaid salary with respect to any vacation days accrued but not taken as of the date of termination provided that the amount of such benefits shall be reduced by any other benefits provided upon termination of employment to which Mr. Wallace may be entitled under any severance agreement with the Company.

  If Mr. Wallace is terminated by the Company without cause within 12 months after the occurrence of a "change of control" of the Company or following the execution of an agreement providing for a "change of control" of the Company, he will be entitled to receive a lump sum payment in an amount which is equal to three times the base amount as that term is defined in Section 280(g) of the Code (subject to certain limitations contained in Section 280(g)). In addition, Mr. Wallace's options will become immediately exercisable in full. For purposes of Mr. Wallace's Employment Agreement, "change of control" has the same meaning as in Mr. Rising's employment agreement. See "Agreement with Mr. Rising" above.

AGREEMENT WITH MR. BEAUDIN

  The Company and Mr. Beaudin entered into an Employment Agreement dated as of February 10, 1995, as amended by a Letter Agreement between the Company and Mr. Beaudin dated as of November 16, 1996, pursuant to which Mr. Beaudin initially served as Vice President, Property Operations of the Company. On January 30, 1996, Mr. Beaudin was appointed Senior Vice President, Property Operations of the Company.

  The Employment Agreement provides for a minimum base salary of $185,000 for fiscal year 1995, subject to annual review, as well as an annual target bonus of between 30% and 60% of base salary through December 31, 1995; provided, however, that for the period of service from February 10, 1995 through December 31, 1995, Mr. Beaudin would receive a guaranteed bonus of $50,000. Though no bonuses are guaranteed for 1996 or 1997, Mr. Beaudin's target bonus for such years is 30% of his base salary, with a maximum annual bonus of 60% of the base salary. Effective 1996, the Compensation Committee increased the maximum annual cash bonus awards for which executives (including Mr. Beaudin) may be eligible under the Bonus Program to up to 200% of an individual's base salary. See "COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION." The Letter Agreement amended the bonus section of the Employment Agreement to reflect this increase. Mr. Beaudin is entitled under the Employment Agreement to receive employment benefits (including but not limited to pension, medical, insurance and disability benefits) and perquisites appropriate for executives with comparable duties and three weeks of paid vacation per year. The Employment Agreement also provides for the grant to Mr. Beaudin of options to purchase an aggregate of 100,000 shares of Common Stock pursuant to the Executive Stock Option Plan on terms and conditions specified in the Employment Agreement. On March 22, 1996, the Company and Mr. Beaudin entered into amended and restated award agreements which modify the vesting features of these options.

  The Employment Agreement, as amended, expires on December 31, 2000 (the "Expiration Date") unless earlier terminated as described below. The Company may unilaterally elect to terminate the Employment Agreement before the Expiration Date on the same terms and conditions as provided for in Mr. Wallace's employment agreement except the Company is not required to give a written notice and opportunity to cure. If the Company terminates Mr. Beaudin's employment without cause or if Mr. Beaudin terminates his employment with the Company for "good reason" (as defined in the Employment Agreement), he is entitled to receive the same benefits as set forth in Mr. Wallace's employment agreement, as amended. In the event of any termination of Mr. Beaudin's employment before the Expiration Date, Mr. Beaudin shall continue to be treated as an employee for purposes of the Company's group health and dental programs and shall receive benefits substantially comparable to those in effect on the day before the date of termination. In addition, if Mr. Beaudin terminates his employment with the Company for "good reason" or if the Company terminates Mr. Beaudin's employment without "cause" or if Mr. Beaudin is terminated without cause within 12 months following a "change of control", Mr. Beaudin's options will become immediately exercisable in full. For purposes of Mr. Beaudin's award agreements, "change of control" has the same meaning as in Mr. Rising's employment agreement. See "Agreement with Mr. Rising" above.

AGREEMENT WITH MR. YELLIN

  The Company and Mr. Yellin entered into an Employment Agreement dated as of February 1, 1996, pursuant to which Mr. Yellin serves as Senior Vice President, Southern California Development, of the Company and is responsible for all of the Company's development in Southern California other than residential and industrial development activities.

  The Employment Agreement provides for a minimum base salary of $260,000 for fiscal year 1996, subject to annual review. It also provides for a maximum annual base bonus equal to up to 100% of base salary and a maximum annual additional bonus of the same amount; provided, however, that for the year ended December 31, 1996, Mr. Yellin would receive a minimum base bonus of $130,000, payable in monthly installments. The Company reimbursed Mr. Yellin for legal and accountant fees of up to $15,000 incurred by Mr. Yellin in connection with the review and negotiation of this Employment Agreement and also agreed to pay for club membership dues. Mr. Yellin is entitled under the Employment Agreement to receive employment benefits (including but not limited to pension, medical insurance and disability benefits) and perquisites appropriate for executives with comparable duties and three weeks of paid vacation per year. The Employment Agreement also allows Mr. Yellin to devote a portion of his time to the activities of The Yellin Company in connection with the pre-existing Cathedral Square Agreement (as defined in the Employment Agreement) and to receive a portion of the income from such Agreement; if the Cathedral Square Agreement is terminated, to engage in other activities which provide compensation approximately equal to that which the Cathedral Square Agreement would have provided; and to devote a portion of his time to the activities of The Yellin Company in connection with other agreements (as listed in the Employment Agreement), so long as all such time commitments do not conflict with Mr. Yellin's duties to the Company.

  The Employment Agreement grants Mr. Yellin a lump sum payment of $100,000 for the Company's purchase of certain work in progress and Mr. Yellin's interests in certain development projects. Under certain circumstances specified in the Employment Agreement, upon termination of the Employment Agreement, the work in progress would be reconveyed to Mr. Yellin by the Company without consideration.

  The Employment Agreement provides for the grant to Mr. Yellin of an option to purchase an aggregate of 300,000 shares of Common Stock pursuant to the Amended and Restated Executive Stock Option Plan. The option has a term of 10 years and becomes exercisable subject to certain price- and time-vesting terms as set forth in Mr. Yellin's award agreement. The option is also subject to accelerated vesting upon certain events relating to termination of Mr. Yellin's employment as described below. The option had an initial exercise price of $7.00 per share.

  The Employment Agreement expires on December 31, 2000 (the "Expiration Date") unless earlier terminated as described below. If the Company terminates Mr. Yellin's employment without cause or if Mr. Yellin terminates his employment for "good reason" (as defined in the Employment Agreement), he is entitled to receive certain compensation and benefits. Mr. Yellin is entitled to terminate his employment at any time by giving the Company prior written notice no less than 30 days before the date his resignation shall become effective.

  In the event that Mr. Yellin is terminated without cause within 12 months after the occurrence of a "change of control" of the Company, he will be entitled to receive a lump sum payment in an amount which is equal to three times the "base amount," as defined in Section 280G of the Code. In addition, Mr. Yellin's stock option shall become fully vested. For purposes of Mr. Yellin's Employment Agreement, "change of control" has the same meaning as in Mr. Rising's employment agreement. See "Agreement with Mr. Rising" above.

  The Company and Mr. Yellin have also entered into a Letter Agreement dated as of February 1, 1996, identifying certain benefits and reimbursable expenses that Mr. Yellin is entitled to pursuant to the Employment Agreement.

AGREEMENT WITH DR. FRIEDMAN

  The Company and Dr. Friedman entered into an Employment Agreement dated as of February 1, 1996, for a term of five years, pursuant to which Dr. Friedman serves as Vice President of the Company and President of Catellus Resources Group, a division of the Company.

  The Employment Agreement provides for a minimum base salary of $175,000 for fiscal year 1996, subject to annual review. It also provides for a maximum annual base bonus of 100% of the then-effective base salary and a maximum annual additional bonus of the same amount; provided, however, that for the calendar year ending December 31, 1996, Dr. Friedman would receive a minimum base bonus of $87,500. The Company agreed to cover certain of Dr. Friedman's transition expenses and legal fees incurred by Dr. Friedman in connection with the negotiation of his Employment Agreement. Dr. Friedman is entitled under the Employment Agreement to receive employment benefits (including but not limited to pension, medical insurance and disability benefits), perquisites appropriate for executives with comparable duties and three weeks of paid vacation per year.

  The Employment Agreement provides for the grant to Dr. Friedman of an option to purchase 100,000 shares of Common Stock pursuant to the Amended and Restated Executive Stock Option Plan. The option has a term of 10 years and becomes exercisable subject to certain price- and time-vesting terms as set forth in Dr. Friedman's award agreement. The option is also subject to accelerated vesting upon certain events relating to termination of Dr. Friedman's employment as described below. The option had an initial exercise price of $7.00 per share.

  The Employment Agreement expires on January 31, 2001 (the "Expiration Date") unless earlier terminated as described below; provided, however, that unless the Company gives notice of termination to Dr. Friedman at least 90 days prior to the Expiration Date, the term of the Employment Agreement shall automatically extend for an additional 12 months. The Company may unilaterally elect to terminate the Employment Agreement before the Expiration Date only on account of Dr. Friedman's death, "permanent disability" (as defined in the Employment Agreement) or otherwise for "cause" (defined in the Employment Agreement.) Dr. Friedman is entitled to resign from his employment at any time by giving the Company written notice no less than 30 days prior to the date his resignation shall become effective.

  If Dr. Friedman is terminated without cause within 12 months after the occurrence of a "change in control" of the Company, he will be entitled to receive a lump sum payment in an amount which is equal to three times the "base amount," as such term is defined in Section 280G of the Code. In addition, Dr. Friedman's stock options will become fully vested. For purposes of Dr. Friedman's Employment Agreement, "change of control" has the same meaning as in Mr. Rising's employment agreement. See "Agreement with Mr. Rising" above.

                      COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

  The following table sets forth information with respect to the compensation paid by the Company for services rendered during the fiscal years ended December 31, 1996, December 31, 1995 and December 31, 1994 to the Named Executives indicated below.

                              ANNUAL COMPENSATION

                                                             LONG-TERM
                                                            COMPENSATION
                                                               AWARDS
                                                            ------------
                                                             SECURITIES
                                              OTHER ANNUAL   UNDERLYING   ALL OTHER
                              SALARY   BONUS  COMPENSATION  OPTIONS/SARS COMPENSATION
                         YEAR   ($)   ($)(2)     ($)(3)         (#)         ($)(4)
                         ---- ------- ------- ------------  ------------ ------------
Current Executive
Officers(1)
Nelson C. Rising........ 1996 367,512 735,000    70,388(5)   1,000,000       7,763
 Chief Executive Officer
                         1995 350,000 350,000        --        300,000       7,632
                         1994 134,857  77,576   197,422(6)     700,000          --
Stephen P. Wallace...... 1996 299,256 583,538        --        670,000       7,763
 Senior Vice President
  and Chief Financial
  Officer
                         1995 124,231 148,000    61,096(7)     330,000      17,960(8)
Timothy J. Beaudin ..... 1996 220,000 429,000        --        400,000       7,763
 Senior Vice President
  Property Operations
                         1995 164,721 185,000    46,223(9)     100,000       5,550
Ira Yellin ............. 1996 238,348 364,000        --        400,000       7,363
 Senior Vice President
David Friedman ......... 1996 160,417 280,000        --        300,000       5,250
 Vice President and
  President,
  Catellus Resources
  Group

--------
(1) Mr. Rising commenced employment with the Company in September 1994, Mr. Beaudin commenced employment with the Company in February 1995, Mr. Wallace commenced employment with the Company in July 1995, and Dr. Friedman and Mr. Yellin commenced employment with the Company in February 1996.
(2) Unless otherwise noted, the amount for any year represents the amount earned for that fiscal year pursuant to the Bonus Program.
(3) Except in the case of Messrs. Rising, Wallace and Beaudin (see notes 5, 6, 7 and 9 below), Other Compensation in the form of the value of certain perquisites and other personal benefits did not, in the aggregate, exceed the lower of $50,000 or 10% of the aggregate salary and bonus compensation earned by any of the Named Executives during any of the applicable reporting periods.
(4) Unless otherwise noted, the amounts listed represent the amount of the Company's contributions for the year pursuant to the Profit Sharing & Savings Plan and Trust.
(5) Includes payment of $51,970 for insurance for Mr. Rising and payment of $420 for parking. The Company also provided Mr. Rising with an allowance for automobiles of $17,998. See "EMPLOYMENT AGREEMENTS -- Agreement with Mr. Rising."

(6) Includes payment to Mr. Rising of $175,000 in lieu of relocation benefits and payment of $19,797 for legal and compensation consulting services rendered to Mr. Rising in connection with the negotiation and preparation of his employment agreement with the Company. The Company also provided Mr. Rising with an automobile allowance of $2,625. See "EMPLOYMENT AGREEMENTS--Agreement with Mr. Rising."
(7) Includes payment to Mr. Wallace of $47,000 for relocation expenses and $10,000 in legal fees. The Company also provided Mr. Wallace with an automobile allowance of $4,096. See "EMPLOYMENT AGREEMENTS--Agreement with Mr. Wallace."
(8) Includes payment to Mr. Wallace of $17,960 (exclusive of ordinary expenses reimbursable to Mr. Wallace) in connection with a consulting agreement between the Company and Mr. Wallace before Mr. Wallace's employment with the Company.
(9) Includes payment to Mr. Beaudin of $25,000 for relocation expenses and payment of $12,974 for living expenses. The Company also provided Mr. Beaudin with an automobile allowance of $8,249. See "EMPLOYMENT AGREEMENTS--Agreement with Mr. Beaudin."

STOCK OPTIONS

  The following table presents information concerning the options granted to each of the Named Executives during 1996. SEC rules require the Company to include a value for each grant of options as set forth below in column (f). These valuations are calculated in accordance with the methodology described in footnote (3) to this table; however, the Company's use of such methodology should not be construed as an endorsement of its accuracy for valuing options, particularly in the light of the restrictions on the exercise and transferability of the options.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                               INDIVIDUAL GRANTS

                            (B)
                         NUMBER OF
                         SECURITIES          (C)
                         UNDERLYING    PERCENT OF TOTAL     (D)        (E)        (F)
                          OPTIONS      OPTIONS GRANTED  EXERCISE OR EXPIRATION GRANT DATE
          (A)             GRANTED      TO EMPLOYEES IN  BASE PRICE     DATE     PRESENT
          NAME             (#)(1)        FISCAL YEAR      ($/SH)    ($/SH)(2)  VALUE ($)(3)
          ----           ----------    ---------------- ----------- ---------- ------------
Current Executive
 Officers
Nelson C. Rising........ 1,000,000(4)        23.8         10.075     12/04/06   3,540,000
Stephen P. Wallace......   170,000(5)         4.0          6.725     01/30/06     413,100
                           500,000(6)        11.9         10.075     12/04/06   1,770,000
Timothy J. Beaudin......   150,000(7)         3.5          6.725     01/30/06     364,500
                           250,000(8)         5.9         10.075     12/04/06     885,000
Ira Yellin..............   300,000(7)         7.1           7.00     02/01/06     756,000
                           100,000(8)         2.3         10.075     12/04/06     354,000
David Friedman..........   100,000(7)         2.3           7.00     02/01/06     252,000
                           200,000(8)         4.7         10.075     12/04/06     708,000

--------
(1) All options reflected in the table were granted pursuant to the terms of the Executive Stock Option Plan or the 1996 Plan. The Executive Stock Option Plan and the 1996 Plan are administered by the Compensation Committee, which has full power to adopt and amend rules to implement the terms of the Executive Stock Option Plan and the 1996 Plan, including the power to reprice options. Options granted under the Executive Stock Option Plan and the 1996 Plan are exercisable for cash or any other property (including shares of Common Stock already owned) deemed acceptable by the Compensation Committee.
(2) Options are subject to earlier termination in certain events either upon or following termination of employment. To the extent that stock options awarded to an executive officer under the Executive Stock

   Option Plan or the 1996 Plan have become exercisable before the officer's resignation or termination of employment with the Company (other than for cause or in the event of death or disability), such options remain exercisable in accordance with their terms for up to three months following the officer's termination date. However, if the officer engages in activity in competition with the Company, divulges confidential information or otherwise is terminated for cause, such unexercised options are immediately forfeited. All options which have not yet become exercisable before the officer's termination date automatically terminate on that date. If employment is terminated by reason of death, any unexercised portion of the option that is or becomes vested upon death will remain exercisable for a period of one year following the date of death. If the officer retires at or after age 65, or ceases to be an employee because of disability or in the event of death before the vesting date, the number of shares deemed vested shall equal the number of option shares multiplied by a fraction, the numerator of which is the number of months elapsed from the date of grant and the denominator of which is the number of months from the date of grant to the final vesting date.
(3) The Company is required under SEC rules to establish a valuation for each grant of options; the Black-Scholes option pricing model was used to estimate the present value as of the grant date of the options set forth in the table. The Company's use of this model should not be construed as an endorsement of its accuracy for valuing options, particularly in the light of the restrictions on the exercise and transferability of the options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. Consistent with the Company-wide method of valuing employee stock options, each of the values reported in the table is calculated on the assumption that the option is exercised at the end of five years. The approach used in developing the Black-Scholes calculations is consistent with the requirements of Statement of Financial Accounting Standards No. 123 "Accounting For Stock-Based Compensation." The following additional assumptions have been made for purposes of calculating the grant date present value for the options shown in the table: (i) with respect to options expiring 1/30/06, volatility at 29.38% and a risk-free rate of return at 5.33%; (ii) with respect to options expiring 2/01/06, volatility at 29.38% and a risk-free rate of return at 5.26%; and (iii) with respect to options expiring 12/04/06, volatility at 26.01% and a risk-free rate of return at 5.88%. A dividend yield at 0% was assumed for all options.
(4) The option is exercisable in accordance with a schedule based upon the achievement of certain price levels for the Common Stock (the "Subsequent Pricing Schedule"), limited by the expiration of various time periods. The Subsequent Pricing Schedule operates as follows: if the average price of the Common Stock (calculated on an average price basis over 30 consecutive trading days) is (a) $12.00 or more, then the option shall be exercisable as to 25% of the option shares; (b) $14.40 or more, 50% of such shares;
    (c) $17.30 or more, 75% of such shares; and (d) $20.75 or more, 100% of such shares. If Mr. Rising is "constructively discharged" (as defined in the Rising Agreement) or terminated without cause or within 12 months following a "change of control" (as defined in the Rising Agreement), the option will vest as to the entire number of shares. See "EMPLOYMENT AGREEMENTS--Agreement with Mr. Rising."
(5) The option is exercisable in accordance with the Initial Pricing Schedule described above. See "EMPLOYMENT AGREEMENTS--Agreement with Mr. Wallace." If Mr. Wallace terminates his employment for "good reason" (as defined in his employment agreement), or involuntarily ceases to be an employee for any reason other than as a result of retirement, death, disability or for "cause" or is terminated at any time within 12 months following a "change of control," the option will vest as to the entire number of shares. In addition, Mr. Wallace's award agreement provides that if Mr. Wallace's employment is terminated following the execution of an agreement providing for a "change of control" the option will vest as to the entire number of shares. For purposes of the option, "change of control" has the same meaning as in the Rising Agreement. See "EMPLOYMENT AGREEMENTS--Agreement with Mr. Rising."
(6) The option is exercisable in accordance with the Subsequent Pricing Schedule described in footnote (4). If Mr. Wallace terminates his employment for "good reason" (as defined in his employment agreement), or involuntarily ceases to be an employee for any reason other than as a result of retirement, death, disability or for "cause" or is terminated at any time within 12 months following a "change of control," the option will vest as to the entire number of shares. In addition, Mr. Wallace's award agreement provides that if Mr. Wallace's employment is terminated following the execution of an agreement providing for a "change of control" the option will vest as to the entire number of shares. For purposes of the option, "change of control" has the same meaning as in the Rising Agreement. See "EMPLOYMENT AGREEMENTS--Agreement with Mr. Rising."
(7) The option is exercisable in accordance with the Initial Pricing Schedule described above. See "EMPLOYMENT AGREEMENTS--Agreement with Mr. Rising." If the executive terminates his employment for "good reason" (as defined in his employment agreement), or involuntarily ceases to be an employee for any reason other than as a result of retirement, death, disability or for "cause" or is terminated at any time within 12 months following a "change of control," the option will vest as to the entire number of shares. For purposes of the option, "change of control" has the same meaning as in the Rising Agreement. See "EMPLOYMENT AGREEMENTS--Agreement with Mr. Rising."
(8) The option is exercisable in accordance with the Subsequent Pricing Schedule described in footnote (4). If the executive terminates his employment for "good reason" (as defined in his employment agreement), or involuntarily ceases to be an employee for any reason other than as a result of retirement, death, disability or for "cause" or is terminated at any time within 12 months following a "change of control," the option will vest as to the entire number of shares. For purposes of the option, "change of control" has the same meaning as in the Rising Agreement. See "EMPLOYMENT AGREEMENTS--Agreement with Mr. Rising."

  None of the Named Executives exercised options during 1996. The following table sets forth the number of unexercised options and in-the-money options (divided between exercisable and unexercisable options) held by the Named Executives as of December 31, 1996.

                        FISCAL YEAR-END OPTION HOLDINGS

                              NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                             UNDERLYING UNEXERCISED         IN-THE-MONEY
                                   OPTIONS AT                OPTIONS AT
                                DECEMBER 31, 1996       DECEMBER 31, 1996($)
                            ------------------------- -------------------------
           NAME             EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
           ----             ----------- ------------- ----------- -------------
Current Executive Officers
Nelson C. Rising...........   308,332     1,691,668    1,399,577    4,012,922
Stephen P. Wallace.........   110,000       890,000      519,750    2,262,250
Timothy J. Beaudin.........    25,000       475,000      132,500    1,290,000
Ira Yellin.................         0       400,000            0    1,312,500
David Friedman.............         0       300,000            0      600,000

                    COMPARISON OF CUMULATIVE TOTAL RETURNS*

  The following is a comparison of the cumulative total stockholder return on a $100 investment in the Common Stock with the cumulative total return, including reinvestment of dividends, of a $100 investment in the Standard & Poor's 500 Composite Stock Index and in a peer group index for the period from December 31, 1991. The total return on the Common Stock is measured by dividing the difference between the Common Stock price at the end and the beginning of the measurement period by the Common Stock price at the beginning of the measurement period.

  The Company's peer group index includes the following companies: Atlantic Gulf Communities, Duke Realty Investments, First Industrial Realty Trust, First Union Real Estate Equity & Mortgage Investments SBI, Forest City Enterprises, Inc, The Newhall Land and Farming Company, L.P., Rouse Company, Security Capital Industrial Trust, Spieker Properties, Standard Pacific Corp. and Washington REIT.

  The peer group index is intended to provide a relevant comparison of total annual return. The peer group includes companies involved in diversified real estate operations such as industrial, retail and office as well as companies involved in fee management services and residential real estate.

                       CATELLUS DEVELOPMENT CORPORATION
                     COMPARISON OF CUMULATIVE TOTAL RETURN
                    DECEMBER 31, 1991 TO DECEMBER 31, 1996

                   [PERFORMANCE GRAPH APPEARS HERE]

                             CATELLUS                       PEER
Measurement Period           DEVELOPMENT       S&P 500      GROUP
(Fiscal Year Covered)        CORP.             INDEX        INDEX
---------------------        ---------------   ---------    ----------
Measurement Pt-12/31/91      $100.00           $100.00      $100.00
FYE 12/31/92                 $ 69.00           $107.62      $ 97.60
FYE 12/31/93                 $ 79.35           $118.47      $112.80
FYE 12/31/94                 $ 60.17           $120.03      $107.20
FYE 12/31/95                 $ 60.17           $165.13      $124.00
FYE 12/31/96                 $116.73           $202.89      $178.40

* This section of the Proxy Statement shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filings of the Company pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates the section by reference therein, and shall not be deemed soliciting material or otherwise deemed filed under either of such Acts.

                         COMPLIANCE WITH SECTION 16(a)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. These persons are required by regulation of the SEC to furnish the Company with copies of all
Section 16(a) forms they file.

  Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during the fiscal year ended December 31, 1996, the Company's officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

                             CERTAIN TRANSACTIONS

AGREEMENTS WITH MR. YELLIN

  The Company and Mr. Yellin are parties to an Employment Agreement dated as of February 1, 1996, pursuant to which Mr. Yellin has transferred to the Company certain work in progress. See "EMPLOYMENT AGREEMENTS --Agreement with Mr. Yellin."

  In addition, the Company leases 21,425 square feet of space in the Bradbury Building in downtown Los Angeles pursuant to an Office Lease dated November 22, 1996 ("Lease"). The Bradbury Building is owned by Bradbury Associates, L.P., a limited partnership, of which Mr. Yellin, through The Yellin Company, indirectly owns 9.8%. The Company moved its Southern California headquarters to that site in March 1997. The Company believes that, notwithstanding the involvement of an insider, the Lease was entered into on terms which are commercially reasonable, fair to the Company, and comparable to the terms of leases of other properties which would have been available to the Company. The Lease has been unanimously approved by the Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During the last completed fiscal year, Messrs. Alibrandi, Carter and Mmes. Garvey and Slater served as members of the Compensation Committee. None of these members is an employee or officer of the Company.

  Ms. Garvey is an executive officer of Bank of America NT & SA ("Bank of America"). During 1996, the Company and its subsidiaries had banking relationships with Bank of America. Such relationships, pursuant to which funds are deposited with and borrowed from Bank of America on terms which the Company believes are competitive, reasonable and customary, may continue in 1997. The total amount paid by the Company and its subsidiaries to Bank of America during 1996 pursuant to such arrangements was approximately $6,607,545. Such amount includes interest, commitment fees and other banking fees paid to Bank of America as principal and/or in its capacity as agent for other lenders participating in the syndicate, together with certain third-party expenses incurred by Bank of America which were reimbursed by the Company. Mr. Alibrandi is a director of Bank of America and a director and member of the compensation committee of BankAmerica Corporation, the holding company of Bank of America. Mr. Alibrandi and Ms. Garvey have abstained from all votes of the Board of Directors with respect to matters involving Bank of America.

  Mr. Alibrandi is a director of Burlington Northern Santa Fe Corporation ("BNSF"). The Company, BNSF and BNSF's subsidiaries Santa Fe Pacific Corporation ("SFP") and The Atchison, Topeka and Santa Fe Railway Company ("ATSF") and their respective affiliates have entered into agreements from time to time as described below:

    Leases. ATSF leases approximately 1,080 square feet of office space from the Company for which it paid the Company $28,063 in 1996. SFP and ATSF also previously leased approximately 250,000 square feet of office space in Chicago from the Company under a lease which expired in April 1995. In 1996, the Company performed its annual final reconciliation of the estimated and actual common area maintenance billings for 1995. Following that reconciliation, the Company credited SFP and ATSF $177,348 relating to these billings.

    Property Management Agreements. In December 1995, Catellus Management Corporation ("CMC"), a wholly owned subsidiary of the Company, entered into a Management Agreement with BNSF in which CMC agreed to act as exclusive management and selling agent for BNSF's non-railroad property located in 27 states and two Canadian provinces. The BNSF Management Agreement terminates on December 31, 2000, subject to cancellation by BNSF with 90 days prior written notice and the payment of a termination fee. In 1996, CMC earned $6,547,288 for fees and commissions under the BNSF Management Agreement. In November 1996, CMC entered into a contract with a term of four years and two months to manage BNSF's existing portfolio of approximately 100,000 permits and to handle BNSF's issuance of new permits. The Company earned $125,000 under the BNSF Permit Management Agreement in 1996.

  Ms. Slater is an executive officer of The Chase Manhattan Bank, N.A. ("Chase Manhattan"). During 1996, the Company and its subsidiaries had banking relationships with Chase Manhattan. Such relationships, pursuant to which funds were deposited with, and borrowed from, Chase Manhattan on terms which the Company believes were competitive, reasonable and customary, terminated on October 28, 1996. The total amount paid by the Company and its subsidiaries to Chase Manhattan in interest and fees during 1996 pursuant to such arrangements was approximately $367,534. The Company also repaid approximately $50,000,000 in principal during 1996. No matters involving Chase Manhattan were presented to the Board or the Finance Committee during 1996.

                        FINANCIAL AND OTHER INFORMATION

  The Company's Annual Report for the fiscal year ended December 31, 1996, including financial statements, is being sent to stockholders of record as of the close of business on April 1, 1997 together with this Proxy Statement. The Company will furnish, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 1996 as filed with the Commission to any stockholder who submits a written request to Corporate Communications, at the Company's offices, 201 Mission Street, San Francisco, California 94105.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  Price Waterhouse LLP ("Price Waterhouse"), the Company's independent public accountant, has examined the Company's financial statements for the fiscal year ended December 31, 1996. The Company expects representatives of Price Waterhouse to be present at the Annual Meeting and to be available to respond to appropriate questions from stockholders. The Price Waterhouse representatives will be given an opportunity to make a statement if they desire.

                             STOCKHOLDER PROPOSALS

  Proposals of stockholders intended to be presented at the 1998 Annual Meeting of Stockholders must be received by the Company at its principal executive offices not later than December 5, 1997 for inclusion in the Company's proxy statement and form of proxy relating to the meeting.

                                 OTHER MATTERS

  The Board of Directors knows of no matters to be presented for action by the stockholders at the Annual Meeting other than those described in this Proxy Statement. Unless otherwise indicated, if any other matter is properly brought before the meeting and may be properly acted upon, the persons named in the accompanying form of proxy will be authorized by such proxy to vote the proxies thereon in accordance with their best judgment.

                       CATELLUS DEVELOPMENT CORPORATION

                PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS


     The undersigned hereby appoints Nelson C. Rising, Stephen P. Wallace and Kathleen Smalley or any of them, with full power of substitution, as proxies to vote at the Annual Meeting of Stockholders of Catellus Development Corporation ("the Company") to be held on May 29, 1997 at 10:00 a.m., local time, and at any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as directed on the reverse side hereof, and in their discretion upon such other matters as may come before the meeting.



                        (To be Signed on Reverse Side)

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                                                                 |SEE REVERSE|
                                                                 |    SIDE   |
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[X] Please mark your
    votes as in this
    example.

    The shares represented hereby will be voted in accordance with the directions given by the stockholder. If not otherwise directed, the shares represented by this proxy will be voted FOR the matters described below.



                FOR       WITHHELD      Nominees:
1. Election of  [ ]          [ ]        Joseph F. Alibrandi, Daryl J. Carter,
   Officers                             Richard D. Farman, Christine Garvey,
                                        William M. Kahane, Donald J. McNamara,
                                        Leslie D. Michelson, Nelson C. Rising,
                                        Joseph R. Seiger, Jacqueline R. Slater,
                                        Thomas M. Steinberg, Beverly Benedict
                                        Thomas


For, except vote withheld for the following nominee(s):

___________________________________




                                    The undersigned hereby acknowledges receipt of the accompanying Notice of Meeting and Proxy Statement and hereby revokes any proxy or proxies heretofore given.

                                    Please sign exactly as name(s) appears
                                    hereon.  Joint owners should each sign.
                                    When signing as attorney, executor,
                                    administrator, trustee or guardian, please give full title as such.


                                    ________________________________________

                                    ________________________________________
                                     SIGNATURE(S)                    DATE